PARLEX
CORPORATION              One Parlex Place, Methuen, MA 01844, (978)946-2564

news. . .


CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"


                            For Immediate Release


Parlex Reports Improved Financial Results for First Quarter of FY 2005


Methuen MA, November 10, 2004 - Parlex Corporation (PRLX) today reported financial results for the first quarter of fiscal year 2005. Revenues increased 60% to $31.5 million compared with $19.7 million for the same period in the previous year. Revenues for the quarter increased 8.2% sequentially from $29.1 million for the prior quarter.

Operating income was $78,000 for the quarter compared to an operating loss of $1.5 million for the same period in the prior year. Net loss for the quarter, attributable to common stockholders, was $866,000 or ($.13) per diluted share versus $2.1 million or ($.33) per diluted share for the first quarter of fiscal year 2004.

Peter J. Murphy, President and Chief Executive Officer, stated "Revenue has grown significantly over the past year as a result of increased sales across all product lines. We are confident that the current rate of shipments is sustainable and we will see further growth in this fiscal year. In line with our guidance, the Company achieved a major milestone by a return to profitability from operations. Bookings for the quarter remained strong at $32.5 million.

Asian operations accounted for the major share of growth in the quarter and now represent in excess of 45% of total revenues. In addition to increased sales in flexible circuit shipments for computer, cell phone and automotive markets, our surface mount assembly operation helped fuel


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growth.  Our smart card substrate business continues to ramp and is now contributing to our operating profitability.

The Company saw another strong quarter from its Polymer Thick Film operations both in the United States and the United Kingdom. The appliance business remained stable while medical applications continued to grow. We have successfully developed unique solutions for the disposable medical diagnostic market with multiple applications including nerve sensors and blood glucose sensors.

The multilayer operations made good progress during the quarter and further improvement throughout the fiscal year is anticipated. We are well along in the transition of Delphi's Aerospace rigid flex products to our Methuen, Massachusetts manufacturing facility. Increased revenue from this program is expected in each of the next few quarters.

On the technology front, the Company has now qualified its proprietary print-plate technology with several cell phone suppliers. This low cost, environmentally friendly additive process will replace our traditional subtractive technology on a variety of mobile phones over the next two quarters. Print-plate should allow Parlex to garner significant additional market share. We have also received FDA approval in a proprietary medical gel that provides better performance and increased shelf life when compared to gels available commercially. We expect to enter production with this gel incorporated into our Polymer Thick Film circuits on disposable medical products during the current fiscal year.

The Company continues to focus on profitability through expansion of the markets we serve and superior execution. We expect our performance to continue to improve as we progress through fiscal year 2005."

Interested parties are invited to participate in Parlex's quarterly teleconference, which will be held Thursday, November 11, 2004 at 10:00 AM Eastern Time. To participate in the conference, dial 800-370-0740 and ask for the Parlex Quarterly Conference. This call is being webcast by CCBN and can also be accessed at Parlex Corporation's web site at www.parlex.com by clicking on "Investor Info" on the home page.


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About Parlex
------------

Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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